Exhibit 23.1

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements and in their related prospectuses of Apple Hospitality Two, Inc., as listed below, of our reports dated March 7, 2006, with respect to the consolidated financial statements and schedule of Apple Hospitality Two, Inc., Apple Hospitality Two, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Apple Hospitality Two, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

Registration Statement No.	Description
333-112981	Form S-3D, pertaining to the Company’s Dividend Reinvestment and Share Purchase Plan

/s/ Ernst & Young LLP

Richmond, Virginia

March 7, 2006